Exhibit 10.2

EXCLUSIVE LICENSE AND OPTION AGREEMENT

This Exclusive License and Option Agreement (“Agreement”) is made effective as of September 23, 2011 (“Effective Date”) by and between Children’s Cancer Institute Australia for Medical Research, , a not for profit medical institute formed under the laws of Australia with registration number ACN 072 279 559 (“CCIA”), and Panacela Labs, Inc., a Delaware corporation (“Panacela”).  The parties hereto are additionally referred to individually as a “Party”, and collectively, the “Parties”.

WHEREAS, CCIA is an independent medical research institute in Australia, which sponsors and conducts basic research and clinical trials relating to the causes, treatments, and prevention of the various forms of cancer and related diseases;

WHEREAS, CCIA possesses certain rights in and to certain patents, products, technology, and know-how, including the Licensed Rights (as defined below);

WHEREAS, Panacela is focused on development of a new generation of pharmaceutical drugs, including an initial focus on innovative oncology therapies; and

WHEREAS, CCIA desires to grant, and Panacela desires, a license under the Licensed Rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.
“Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement and in the case of Panacela, includes OOO Panacela Labs, a limited liability company formed under the laws of the Russian Federation.  For purposes of this Agreement, (i) the direct or indirect ownership of fifty-one percent (51%) or more of the outstanding voting securities of an entity, (ii) the right to receive fifty-one percent (51%) or more of the profits or earnings of an entity, or (iii) the power to direct or cause the direction of the management or policies of an entity shall be deemed to constitute control.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.2.	“Application” shall mean the intended use or Indication for a Licensed Product.

1.3.	“CCIA Invention” shall mean an Innovation created or conceived solely by employees or agents of CCIA.

1.4.	“Employee” shall mean employees, contractors, leased employees and agents of CCIA or Panacela.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

1.5.
“Improvement Invention” shall mean any CCIA Invention and CCIA’s rights as a joint owner in a Joint Invention that is sufficiently different from the scope of a Licensed Patent to be separately patentable, and covered by the claims of Licensed Patents.

1.6.
“INDA” shall mean an investigational new drug application also known as a “Notice of Claimed Investigational Exemption for a New Drug” filed with the FDA, as defined in 21 CFR Part 312 or any and all foreign equivalents.

1.7.
“Indication” shall mean the disease or other condition in a man or other animal that a Licensed Product is being developed, tested or approved by a regulatory agency to diagnose, cure, mitigate, treat, or prevent.

1.8.	“Innovation” shall mean all inventions, discoveries and enhancements and all data relating to Option Products.

1.9.	“Joint Invention” shall mean an Innovation created or conceived jointly by (a) employees or agents of CCIA, and (b) employees or agents of Panacela or Affiliates thereof.

1.10.
“Know-How” shall mean (i) all unpatented or unpatentable subject matter disclosed within the Licensed Patents described in Exhibit B and all patents anywhere in the world issued thereon; and (ii) unpatented or unpatentable Technology created and owned by CCIA during the five (5) years after the Effective Date.

1.11.	“Licensed Field” shall mean all fields of use.

1.12.
“Licensed Patent” shall mean any and all rights in and to: (i) the patent applications described in Exhibit B and all patents anywhere in the world issued thereon; and (ii) all continuations, continuations in part to the extent the claims are directed to subject matter specifically described in such corresponding parent application, divisionals, reexaminations, extensions, and reissue applications thereof, and all foreign applications and patents corresponding thereto, with respect to any of the foregoing applications.

1.13.
“Licensed Product” shall mean any and all products that employ or are in any way contains or is made or produced using, or by the practice of the Licensed Patents, licensed Improvement Inventions, the Technology, or the Know-How, including the drug candidates set forth on Exhibit A.

1.14.
“NDA” shall mean a new drug application submitted to the FDA or an equivalent foreign regulatory agency which contains complete details of the manufacture and testing of a new drug for purposes of obtaining regulatory approval to market such new drug in the United States or any foreign country, for a particular indication, including any product license application.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

1.15.
“Net Sales” shall mean the gross amount collected from sales of Licensed Products to a Third Party, less (i) trade, cash and quantity discounts actually allowed or paid; (ii) credits, allowances and adjustments actually granted to customers; (iii) charge back payments and rebates granted to managed care organizations or to federal, state, local or foreign governments, their agencies, and purchasers and reimbursers or to trade customers, including, but not limited to, wholesalers and buying groups; (iv) separately itemized or allocated (in direct proportion to the amount of sales of such Products bears to the total amount of sales of all Panacela products) shipping costs, insurance or other transportation costs, to the extent not paid or absorbed by non-Affiliate purchasers of such Products; and (v) sales, use and/or other excise taxes or duties actually paid.  All costs shall be determined in accordance with generally accepted accounting principles.

1.16.	“Non-Improvement Invention” shall mean any CCIA Invention and CCIA’s rights as a joint owner in a Joint Invention that is not an Improvement Invention.

1.17.	“Option Products” shall mean Licensed Products and any and all products that employ or are in any way contained or made or produced using, or by the practice of the Projects set forth on Exhibit B

1.18.	“Panacela Invention” shall mean an Innovation created or conceived solely by employees or agents of Panacela or Affiliates thereof.

1.19.
“Patent Rights” shall mean all patent applications and issued and subsisting patents, including all provisionals, converted provisionals, requests for continued examination, substitutions, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.20.
“Phase II clinical trial” shall mean that portion of the clinical development program which provides for the initial trials of a product on a limited number of patients for the primary purpose of evaluating safety, dose ranging and efficacy in the proposed therapeutic indication, as more precisely defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries.

1.21.
“Phase III clinical trial” shall mean that portion of the clinical development program which provides for the continued trials of a product on sufficient numbers of patients to establish the safety and efficacy of a product for the desired claims and indications, as more precisely defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries.  Any trial designed to support a NDA without further clinical studies will be considered a Phase III trial for purposes of this Agreement.

1.22.	“Target” shall mean the tissue, cellular or molecular structure that a Licensed Product acts on to diagnose, cure, mitigate, treat, or prevent a disease or other condition in a man or other animal.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

1.23.
“Technology” shall mean (1) all inventions, data, results, know how, trade secrets, techniques, methods, developments, ideas, creations, concepts, materials, compositions of matter of any type or kind, expertise, formulas, technology, process, or discoveries, whether patentable or not, relating to or involving the use and development, or either, of the drug candidates further described on Exhibit A, and (2) to the extent not covered by the foregoing subpart (1), all inventions, data, results, trade secrets, methods, developments, materials, compositions of matter of any type or kind, expertise, formulas, technology and processes, whether patentable or not, arising during and in the course of carrying out those projects described in Exhibit B.

1.24.	“Territory” shall mean worldwide.

1.25.	“Third Party” shall mean a party other than Panacela and Affiliates thereof.

2.	LICENSE GRANT

2.1.
Exclusive License.  Subject to the terms and conditions of this Agreement, CCIA hereby grants to Panacela an exclusive license under the Licensed Patents and the Know-How in the Territory and within the Licensed Field to (a) make, have made, develop, use, practice, import, export, distribute, market, promote, offer for sale, and sell the Licensed Products, (b) use and practice any method, process, or procedure within the Licensed Patents, and (c) otherwise use and exploit the Licensed Patents, (collectively, the “License”).

2.2.
Retained Rights.  Notwithstanding the foregoing or anything else herein to the contrary, CCIA shall retain the non-exclusive right to use and practice the Licensed Patents, Improvement Inventions, Non-Improvement Inventions, Sponsored Inventions, Technology, and Know-How for non-profit research, education, and teaching purposes.

2.3.
Affiliates. Panacela may extend the right and license granted to Panacela under Sections 2.1 and 2.2, or part thereof, to any Panacela Affiliate provided that such Affiliate consents to be bound by the terms of this Agreement to the same extent as Panacela.

2.4.
Sublicenses.  Panacela may grant sublicenses (including through multiple tiers) consistent with the scope of the rights and licenses granted under this Agreement upon written consent of CCIA, which shall not be unreasonably delayed, conditioned or withheld.  Upon termination of this Agreement, all such sublicenses shall survive; provided that such sublicensees promptly agree in writing to be bound by the terms of this Agreement.

3.	OWNERSHIP AND OPTION

3.1.
Ownership of Innovations.  Innovations shall be either jointly owned or solely owned as follows: (a) CCIA Inventions shall be owned solely by CCIA, (b) Panacela Inventions shall be owned solely by Panacela, and (c) Joint Inventions shall be jointly owned by CCIA and Panacela.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

3.2.
Grant of Option.  CCIA hereby grants to Panacela an exclusive option to exclusively license any and all Improvement Inventions and Non-Improvement Inventions (the “Option”).  CCIA will provide Panacela written notice (each, an “Option Notice”) of any Improvement Invention or Non-Improvement Invention within thirty (30) days of CCIA’s actual knowledge of the existence of such Improvement Invention or Non-Improvement Invention, which Option Notice shall include sufficient detail for Panacela to assess the patentability of the applicable Improvement Invention or Non-Improvement Invention.

3.3.
Exercise.  Panacela may exercise the Option with regard to the applicable Improvement Invention or Non-Improvement Invention by providing written notice thereof to CCIA the earlier of (1) one hundred and eighty (180) days following receipt of the Option Notice, and (2) one hundred and eighty (180) days after Panacela becomes aware of an Improvement Invention or Non-Improvement Invention in sufficient detail to assess its patentability pertaining to such Improvement Invention or Non-Improvement Invention, as evidenced by written or electronic documentation, including a patent application filing.

3.4.
Improvement Invention.  Upon exercise by Panacela of an Option to an Improvement Invention pursuant to Section 3.2, the Patent Rights disclosing such Improvement Invention shall immediately be deemed to be Licensed Patents and shall be governed by the terms and conditions of this Agreement.

3.5.
Non-Improvement Invention.  Upon exercise by Panacela of an Option to a Non-Improvement Invention pursuant to Section 3.2, the Parties will negotiate in good faith for up to one hundred and eighty (180) days (“NII Option Negotiation Period”) an exclusive license agreement to such Non-Improvement Invention (“Optioned NII”) which exclusive license agreement shall include the non-financial terms of this Agreement with financial terms to be agreed upon by the Parties during the NII Option Negotiation Period.   After the expiration of the NII Option Negotiation Period, CCIA may license the Optioned NII to any third party.

3.6.	Additional Rights. CCIA agrees that it shall not assert any ownership rights in and to any Panacela Invention or Panacela’s rights as a joint owner of any Joint Invention.

4.	CONSIDERATION. In consideration of rights granted by CCIA to Panacela under this Agreement, Panacela will pay CCIA as follows:

4.1.	[***]

4.2.	Royalties.

4.2.1.	Royalty Rate. Panacela shall pay CCIA the following royalties for each Licensed Product sold by Panacela and Affiliates thereof:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

a)	Where the Licensed Patent covering such Licensed Product is solely owned by CCIA, a running royalty of [***] percent ([***]%) of the applicable seller’s Net Sales; and

b)
Where the Licensed Patent or Improvement Invention covering such Licensed Product is jointly owned by CCIA and Panacela and/or a third party, a running royalty of [***] percent ([***]%) of the applicable seller’s Net Sales;

in each case, provided that if the manufacturing, use, lease, or sale of such Licensed Product or the performance of such Licensed Product is covered by more than one Licensed Patents or Optioned NII, multiple royalties shall not be due; and

in each case, provided further, that the amount of royalties shall be reduced proportionately on a country-by-country basis by the amount of royalties paid to non-Affiliate third parties by Panacela or its Affiliate for a license to patent rights necessary for Panacela or its Affiliate to make, have made, use, offer to sell, sell, or import Licensed Products pursuant to arm’s length agreements entered into in good faith with such unaffiliated third parties owning or controlling patent rights which, but for such agreements, would bar the manufacture, use, sale, or import of a Licensed Product or would result in Panacela not being the exclusive licensor of all of the patent rights for the Licensed Products (“Blocking Technology”). Additionally, if a compulsory license is granted to a third party with respect to a Licensed Product, the royalty rate to be paid by Panacela to CCIA for sale of Licensed Products in that country shall be reduced to the rate paid by the compulsory license.

4.2.2.
Royalty Term.  Panacela shall pay royalties for a period of twenty (20) years following the Effective Date on a country-by-country basis at the rate specified above in Section 4.2.1; provided, that said rate shall be reduced by one half on a country-by-country basis in the event that there is not a valid or pending claim of the Licensed Patents covering the Licensed Product in a given country.  At the end of the royalty term in any country, Panacela shall have a fully paid-up license for the Licensed Products in such country.

4.2.3.
To the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) of any foreign country in which Licensed Products are sold prevent royalty payments under Section 4.2, the Parties shall negotiate a mutually acceptable arrangement that preserves the benefit of this Agreement for each of the Parties.

4.2.4.	Sublicense Fees. Panacela will pay the following sublicense fees in connection with sublicensing rights regarding Licensed Products:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

a)
Where a sublicense has been granted by Panacela prior to the filing of an INDA for a Licensed Product, Panacela shall pay to CCIA the following percentage of any and all sublicense fees and all royalties received from the sublicensee of a Licensed Patent: (1) for the sublicense of Licensed Patents related to a Licensed Product that are solely owned by CCIA, [***]%; or (2) for the sublicense of Licensed Patents related to a Licensed Product that are jointly owned by CCIA and Panacela and/or a third party, [***]%;

b)
Where a sublicense has been granted after filing of an INDA for a Licensed Product, Panacela shall pay to CCIA the following percentage of any and all sublicense fees and all royalties received from the sublicensee of a Licensed Patent: (1) for the sublicense of Licensed Patents related to a Licensed Product that are solely owned by CCIA, [***]%; or (2) for the sublicense of Licensed Patents related to a Licensed Product that are jointly owned by CCIA and Panacela and/or a third party, [***]%; and

c)
Where a sublicense has been granted after final approval of the relevant NDA for a Licensed Product, Panacela shall pay to CCIA the following percentage of any and all sublicense fees and all royalties received from the sublicensee of a Licensed Patent: (1) for the sublicense of Licensed Patents related to a Licensed Product that are solely owned by CCIA, [***]%; or (2) for the sublicense of Licensed Patents related to a Licensed Product that are jointly owned by CCIA and Panacela and/or a third party, [***]%.

4.2.5.	Milestone Payments.

a)
As each Licensed Product progresses through major developmental milestones in the United States, Panacela shall pay to CCIA milestone payments, creditable against royalties and sublicense fees, as follows:

1)
For any INDA filing for a Licensed Product, (1) for a Licensed Product related to Licensed Patents that are solely owned by CCIA, $[***]; or (2) for a Licensed Product related to Licensed Patents that are jointly owned by CCIA and Panacela and/or a third party, $[***];

2)
Upon commencement of a Phase II clinical trial, (1) for a Licensed Product related to Licensed Patents that are solely owned by CCIA, $[***]; or (2) for a Licensed Product related to Licensed Patents that are jointly owned by CCIA and Panacela and/or a third party, $[***];

3)
Upon commencement of a Phase III clinical trial, (1) for a Licensed Product related to Licensed Patents that are solely owned by CCIA, $[***]; or (2) for a Licensed Product related to Licensed Patents that are jointly owned by CCIA and Panacela and/or a third party, $[***];

4)
Any NDA filing for a Licensed Product, (1) for a Licensed Product related to Licensed Patents that are solely owned by CCIA, $[***]; or (2) for a Licensed Product related to Licensed Patents that are jointly owned by CCIA and Panacela and/or a third party, $[***]; and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

5)
Upon regulatory approval of Licensed Product permitting it to be marketed either singly or in combination with another product, (1) for a Licensed Product related to Licensed Patents that are solely owned by CCIA, $[***]; or (2) for a Licensed Product related to Licensed Patents that are jointly owned by CCIA and Panacela and/or a third party, $[***];

in each case provided that the applicable milestone due CCIA under this Section has not accrued on another Licensed Product that is for the same (i) Application, (ii) Indication; or (iii) Target.

b)	To the extent a similar milestone is reached in any other country(ies) in the world (“Other Country”) the milestone payment due shall be calculated applying the formula defined below:

P = (OC / US) * MS, where

P – milestone payment due to CCIA in connection with obtaining regulatory approval in any Other Country;

OC – the size of the pharmaceutical market of the Other Country in US dollars at the time;

US – the size of the pharmaceutical market of the United States in US dollars at the time;

MS – applicable milestone payment set forth in the Section 4.2.5(a) of the agreement; where the size of the pharmaceutical market shall be determined using the most recent applicable annual DSM Group (located at 7/2, 5-th Yamskogo Polya St. Moscow 125040 Russia) report or other generally accepted annual market data report.  However, if a milestone that was first reached in an Other Country is subsequently achieved or surpassed in the United States, such as by relying on foreign clinical trials to support United States Food and Drug Administration (“FDA”) approval, Panacela shall pay CCIA the difference between what was paid for the milestone in all Other Countries, if any, and what would have been due under the applicable section if the milestone had first occurred in the United States.  For purposes of clarity, the maximum amount of milestone payments Panacela shall be obligated to pay to CCIA pursuant to this Agreement shall be the aggregate of the amounts set forth in Section 4.2.5(a).

4.2.6.
In the event that more than one patent within the Licensed Patents is applicable to any Product subject to payment obligations under Section 4.2.1, Section 4.2.4 or Section 4.2.5, then only one royalty shall be paid to CCIA as follows: (a) for more than one Licensed Patent, each of which is solely owned by CCIA, the payment shall be at the rate of a Licensed Patent solely owned by CCIA, (b) for more than one Licensed Patent, one of which is jointly owned by CCIA and Panacela and/or a third party, the payment shall be at the rate of a Licensed Patent jointly owned by CCIA and Panacela and/or a third party.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

5.	COMMERCIALIZATION; REGULATORY APPROVALS.

5.1.
Commercialization.  Panacela shall, at its expense, use its commercially diligent efforts, which in any event shall not be less than the efforts Panacela uses with respect to its own proprietary products not derived from the Licensed Patents, to bring Licensed Products to market as timely and efficiently as possible consistent with sound and reasonable business practices and judgments.  Such program shall likely include the preclinical and clinical development of Licensed Products at Panacela’s expense, including research and development, laboratory and clinical testing, and marketing and sales.  This Agreement shall not provide to CCIA any ownership rights to any developments of Panacela not otherwise provided by separate agreements between the Parties, if any.  Notwithstanding the foregoing, all business decisions shall be within the sole discretion of Panacela.  CCIA acknowledges that Panacela is in the business of developing, manufacturing, marketing and selling biopharmaceutical products. Nothing in this Agreement shall be construed as restricting Panacela's conduct of such business or imposing on Panacela the duty to market and/or sell Licensed Products for which royalties are payable hereunder to the exclusion of, or in preference to, any other Panacela product, or in any way other than in accordance with its normal commercial practices.

5.2.
Regulatory Approval.  Panacela shall be solely responsible for securing any federal, including U.S. Food and Drug Administration ("FDA"), state, local or foreign Regulatory Approval necessary for commercial sale of Licensed Products.  Each Regulatory Approval shall be made in Panacela's name or in the name of an Affiliate or lawful designee of Panacela unless applicable law requires otherwise, or CCIA and Panacela otherwise agree that a particular approval be made in the name of CCIA or an Affiliate or lawful designee of CCIA.  CCIA agrees that, any such Regulatory Approval made in its name will not affect the rights granted to Panacela in this Agreement.  CCIA will lend assistance, as necessary, on a reasonable basis to facilitate Panacela’s acquisition of necessary Regulatory Approvals. Such assistance will include the provision to Panacela as promptly as reasonably practicable of scientific and clinical data obtained by CCIA relating to the Licensed Patents and the Licensed Products.  Panacela shall be responsible for reimbursing CCIA for any reasonable direct costs associated with such activity.

6.	REPRESENTATIONS AND WARRANTIES.

6.1.
Representations and Warranties of CCIA and Panacela. Each Party represents and warrants to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.  Each Party warrants and represents to the other that it has the legal right and power to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

6.2.	Further Representations and Warranties of CCIA. CCIA represents and warrants that:

a)
CCIA has sufficient legal and beneficial title under its intellectual property rights, including the Licensed Patents, necessary for the purposes contemplated under this Agreement and to grant the licenses and rights contained in this Agreement without violating the terms of any agreement or other arrangements with any third party;

b)
Other than the Licensed Patents, there are no Patent Rights owned or licensed by CCIA that are necessary for the manufacture, use, offer for sale, sale, import or export of Products in the Licensed Field;

c)
No other person or organization presently has any effective option or license from CCIA to use the Licensed Patents, Licensed Products, or Technology to discover, develop, make, have made, use, offer for sale, sell, import or export any Licensed Product;

d)
CCIA is not in breach or default of any agreements granting it rights in or to any intellectual property included in or protected by the Licensed Patents, Licensed Products, or Technology being licensed to Panacela under this Agreement;

e)
There are no litigation proceedings, oppositions, interferences or other challenges against rights of CCIA pursuant to the Licensed Patents or enforcement actions brought by CCIA against any third party in connection with the Licensed Patents;

f)
CCIA has not received any notice or other communication from any third party of infringement of third party patent rights that may affect the discovery, development, making, using or selling of Licensed Products; and

g)
CCIA is unaware of any pending or threatened claim or cause of action, or restriction on exportation, by any third party, whether a private or governmental entity, regarding any Licensed Patent, Licensed Product, Technology, or Know-How, including without limitation regarding this license, and performance of this Agreement.

6.3.
EXCEPT AS PROVIDED IN SECTION 6.1 AND 6.2, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAKES ANY REPRESENTATIONS, OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. CCIA ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY PANACELA OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY, OR USE OF, INVENTIONS LICENSED UNDER THIS AGREEMENT. IN ADDITION, PANACELA MAKES NO WARRANTY OF ANY KIND THAT ANY LICENSED PATENT OR KNOW-HOW WILL LEAD TO THE DEVELOPMENT OF A LICNESED PRODUCT.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

7.	INDEMNIFICATION

7.1.
Panacela Indemnification Obligations.  Panacela shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless CCIA and its Affiliates, successors, and permitted assigns, and the officers, directors, employees, and agents of any of them (collectively, “CCIA Indemnitees”) from and against any claim, suit, loss, damage, liability, injury, cost or expense, including without limitation expenses of litigation and reasonable attorneys' fees (collectively, “Claims”): (i) arising from the negligence, willful misconduct, or material breach of this Agreement by Panacela, its officers, employees, agents, licensees, sublicencees or Affiliates; or (ii) arising out of the death of or injury to any person or persons or out of any damage to property and resulting from any activity of Panacela or its licensees or Affiliates under this Agreement; or (iii) arising out of or resulting from, any and all Claims brought by third parties alleging personal injury or property damage in connection with, or arising out of the research, development, design, manufacture, distribution, sale or use of the Licensed Products by Panacela, its Affiliates, and its licensees; provided, however, that Panacela shall not be obligated to provide indemnification hereunder to the extent that any such Claim results from the negligence, willful misconduct, or material breach of this Agreement by an CCIA Indemnitee.

7.2.
CCIA Indemnification Obligations.  CCIA shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless Panacela, its Affiliates, successors, and permitted assigns, and the officers, directors, employees, and agents of any of them (collectively, “Panacela Indemnitees”) from and against any Claim: (i) arising from the negligence, willful misconduct, or material breach of this Agreement by CCIA, its officers, employees, agents, or Affiliates; or (ii) arising out of the death of or injury to any person or persons or out of any damage to property and resulting from any activity of CCIA, or Affiliates under this Agreement; or (iii) arising out of or resulting from, any and all Claims brought by third parties alleging personal injury or property damage in conjunction with, or arising out of the research, development, design, manufacture, distribution, sale or use of Licensed Products by CCIA and its Affiliates; provided, however, that CCIA shall not be obligated to provide indemnification hereunder to the extent that any such Claim results from the negligence, willful misconduct  or material breach of this Agreement by a Panacela Indemnitee.

7.3.	Notice. With respect to all third party claims, each Party shall promptly give notice of each such claim to the other and shall cooperate fully with the other Party in the defense of such claim.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

7.4.
Procedure.  Should a Panacela Indemnitee or an CCIA Indemnitee (the “Indemnitee”) intend to claim indemnification under this Article, such Indemnitee shall promptly notify the other party (the “Indemnitor”) in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld; provided, however, that if representation of Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other party represented by such counsel, then Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by Indemnitee and such approval not to be unreasonably withheld.  The indemnity agreements in any part of this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article.  The Indemnitee under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

8.	PATENT PROSECUTION AND MAINTENANCE; COSTS

8.1.	Prosecution by Panacela.

8.1.1.
Licensed Patents.  Panacela shall, at its full expense, diligently prosecute and maintain the Licensed Patents, in any jurisdiction, and any continuations, continuations-in-part, divisions, reissues, reexamined patents, and extensions of any patents that issue as a result of such applications, which Panacela determines in good faith may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder.  All costs and expenses of all such patent work, including preparation fees, filing fees, taxes, annuities, working fees, issuance fees, maintenance fees, and/or renewal and extension charges shall be paid by Panacela.  Panacela shall keep CCIA informed with respect to the status and progress of all such applications, prosecutions, and maintenance activities and will consult in good faith with CCIA and take into account CCIA’s comments and requests with respect thereto.  Both parties shall reasonably cooperate with each other to facilitate the application and prosecution of patent applications pursuant to this Agreement.

8.1.2.
Improvement Inventions.  Panacela shall, in its full expense, responsibility, and control, diligently prepare and file Patent Rights covering the Improvement Invention, which shall be included within the Licensed Patents pursuant to Section 3.3.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

8.1.3.
Notice and CCIA Right.  In the event that Panacela elects not to file any patent application within the Licensed Patents, or thereafter elects not to continue prosecution of any such patent application, or elects not to maintain any patent that may issue therefrom (together, the “Abandoned Rights”), Panacela shall provide CCIA with reasonable notice thereof, and CCIA shall have the right, at CCIA’s option and expense, in its own name, to file for and prosecute such patent application and maintain such patent using patent counsel selected by CCIA.

8.1.4.	Panacela shall cooperate therewith, and all rights of Panacela under the Abandoned Rights shall be terminated.

9.	PROTECTION OF LICENSED RIGHTS

9.1.
Notification and Procedure.  Panacela and CCIA shall notify each other in writing of any infringements by others of any intellectual property rights in the Licensed Rights.  Following receipt of such notification, the Parties shall engage in meaningful consultation between themselves as to the means of preventing such infringements and shall cooperate in any preliminary steps, short of filing a lawsuit, including, but not limited to, preliminary investigations, engagement of counsel and/or sending cease-and desist letters, that the Parties may mutually determine are required prior to the filing of any lawsuit.  Unless otherwise agreed in writing between the Parties, Panacela shall have the right, but not the obligation, at Panacela’s expense, to: (i) defend the any of Licensed Patents against infringement by other parties in any country, including by bringing any legal action for infringement, or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement, and (ii) join CCIA as a party thereto at Panacela’s expense.  Panacela acknowledges and agrees that should Panacela decline or fail to commence or prosecute such claims or suits, CCIA may institute such claims or suits in its own name and join Panacela as a party thereto at CCIA’s expense.  Panacela shall cooperate and assist fully in any claims, suits or other actions commenced, prosecuted and/or defended by CCIA pursuant to this Section.

10.	TERMINATION.

10.1.	Termination. This Agreement may be terminated by Panacela, in whole or in part, for any or no reason, upon 60 days written notice; or by CCIA, upon the occurrence of any of the following:

a)
Failure by Panacela to pay any material amount due (cumulative USD$15,000) hereunder, which amount is not the subject of a bona fide dispute, within ninety (90) days of receipt of written notice that such amount is overdue;

b)
Material breach by Panacela of this Agreement, including material breach of the diligence obligations set forth in Section 5, other than as set forth above under clause 10(a), and has failed to cure such breach within ninety (90) days of receipt of written notice of the breach; however, if Panacela disputes such breach in good faith in writing within such ninety (90) day period, CCIA shall not have the right to terminate this Agreement unless and until a tribunal of competent jurisdiction has determined that this Agreement was materially breached, or

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

c)
Panacela (i) has instituted or has instituted against it any insolvency, receivership, bankruptcy or other proceeding and such proceeding has not been dismissed for ninety (90) days, (ii) makes an assignment for the benefit of creditors, or (iii) dissolves or ceases to do business.

10.2.
Upon termination of this Agreement pursuant to Section 10(c) above, the license granted to Panacela for use of the CCIA Intellectual Property, is and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), a license of rights to “intellectual property” as defined under Section 101(35A) of the Code. Panacela, as the licensee of such rights under this Agreement, shall retain and fully exercise all of its rights and elections under the Code.  The foregoing provisions of this Section 10.2 are without prejudice to any rights Panacela may have arising under the Code or other applicable law.

10.3.
The express provisions regarding termination in this Agreement are in addition to, and do not limit, any other rights and remedies a party may have or exercise under this Agreement, in law or in equity

10.4.	Survival. The following Sections shall survive any termination or expiration of this Agreement: 2.4, 6, 7, 11, 13.2.

11.	CONFIDENTIALITY

11.1.
Disclosure of Confidential Information.  The Parties acknowledge that a Party (the “Disclosing Party”) may disclose Confidential Information (as defined below) to the other Party (the “Receiving Party”) pursuant to the terms of this Agreement.  Accordingly, the Receiving Party agrees to keep the Disclosing Party’s Confidential Information in confidence and not to use or disclose the Disclosing Party’s Confidential Information except in pursuance of the terms of this Agreement.

11.2.
Confidentiality Obligations.  The Receiving Party agrees to keep any information identified as confidential by the Disclosing Party, confidential using methods at least as stringent as the Receiving Party uses to protect its own Confidential Information. “Confidential Information” of CCIA shall include all Licensed Products, Technology, and Know-How, and all information concerning them and any other information disclosed by CCIA to Panacela that is marked confidential or is accompanied by correspondence indicating such information is confidential or that the Receiving Party should reasonably know is confidential. “Confidential Information” of Panacela shall include all information disclosed by Panacela to CCIA that is marked confidential or is accompanied by correspondence indicating such information is confidential.  Except as may be authorized in advance in writing by the Disclosing Party, the Receiving Party shall grant access to the Disclosing Party’s Confidential Information only to its own employees involved in research relating to the Licensed Rights and/or manufacture or marketing of the Licensed Products, and each party shall require such employees to be bound by confidentiality obligations at least as stringent as those set forth in this Agreement as well. The Receiving Party agrees not to use any Confidential Information of the other party to its advantage and the Disclosing Party’s detriment, including, but not limited to, in the case of Panacela, claiming priority to any application serial numbers of any Licensed Patents in any patent prosecution by CCIA. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

a)	The Receiving Party can show by written record that it possessed the information prior to its receipt from the Disclosing Party;

b)	The information was already available to the public or became so through no fault of the Receiving Party;

c)	The information is subsequently disclosed to the Receiving Party by a third party that has the right to disclose it free of any obligations of the Disclosing Party; or

d)
The information is required by law or regulation to be disclosed; provided, however, that the Receiving Party has provided written notice to the Disclosing Party promptly to enable the Disclosing Party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

11.3.
Publication.  To avoid loss of patent rights as a result of premature public disclosure of patentable information, CCIA agrees to submit to Panacela, at least forty-five (45) days prior to submission for publication or disclosure materials intended for publication or disclosure relating to inventions, discoveries or information within the Licensed Rights, or that may include an Option Invention.  Panacela shall notify CCIA within thirty-five (35) days of receipt of such materials whether Panacela desires to file a patent application on any invention disclosed in such materials.  In the event that Panacela desires to file such a patent application, CCIA shall withhold publication and disclosure of patentable information for a period not to exceed ninety (90) days from the date of receipt of such materials by Panacela.  Further, if such material contains Confidential Information that Panacela has provided to CCIA,  CCIA agrees to remove such Confidential Information from the proposed publication or disclosure.  The parties understand and agree that the foregoing time periods may be modified by written agreement of the parties.

12.
ASSIGNABILITY.  Neither Party may assign this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, except that either Party may assign this Agreement without the prior written consent of the other Party to an Affiliate of the assigning Party or in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of all or substantially all of such Party’s issued shareholding or the whole or part of such Party’s business to which this Agreement relates, provided that the assigning Party provides written notice within thirty (30) days to the non-assigning Party of such assignment and the assignee thereof agrees in writing to be bound as such assigning party by the terms of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

13.	MISCELLANEOUS PROVISIONS

13.1.
Notice.  Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by facsimile on such date, with a paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other Party).

If to CCIA, to:

Children’s Cancer Institute Australia
PO Box 81
Randwick NSW2031 Australia
Attention: Managing Director
Telephone: 0293853140

If to Panacela, to:

Panacela Labs, Inc.
73 High Street
Buffalo, NY 14203
Attention: Chief Executive Officer
Telephone: (716) 849-6810
Facsimile: (716) 849-6820

With a copy (which shall not constitute notice) to:

Polsinelli Shughart PC
161 N. Clark Ave., Suite 4200
Chicago, IL 60601
Attention: Teddy C. Scott, Jr., Ph.D.
Telephone: (312) 819-1900
Facsimile: (312) 873-2913
Email: tscott@polsinelli.com

13.2.
Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles or those of any other jurisdiction that would require the application of the law of another jurisdiction.  Any claim or law suit, other than a proceeding brought in the U.S. Patent & Trademark Office, must be brought in the Federal District Court for the Western District of New York. The Parties shall not challenge, and hereby irrevocably consent to, the exclusive personal jurisdiction and venue of such court, and further so consent to the transfer to that court of any claim or law suit brought elsewhere.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

13.3.	Headings; Interpretation. The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

13.4.
Waiver.  The failure of either Party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party's failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

13.5.	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6.
Use of Names.  Neither Party will, without prior written consent of the other party, use the name or any trademark or trade name owned by the other Party, or owned by an affiliate or parent corporation of the other Party, in any publication, publicity, advertising, or otherwise.

13.7.
Independent Contractors.  Nothing contained in this Agreement shall be deemed to constitute a joint venture, partnership or employer-employee relationship between the Parties, or to constitute one as the agent of the other.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to make one Party an agent, employee or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.

13.8.
Severability.  If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible to the original intent of the Parties.

13.9.
Entire Agreement.  This Agreement [***], constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter.

13.10.	Modifications. The terms and conditions of this Agreement may not be amended or modified, except in a writing signed by both parties.

13.11.
Location of Research.  CCIA hereby acknowledges that it has been informed by Panacela that the initial research to be conducted utilizing in connection with the projects listed on Exhibit B and utilizing the Technology and/or the Know-How will be conducted outside of Australia, in countries including, but not limited to, the United States and Russia. CCIA is not aware of any license that must be obtained prior to Panacela’s initiation of research activities.

 [Signature page follows]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PANACELA LABS, INC.		CHILDREN’S CANCER
INSTITUTE AUSTRALIA
FOR MEDICAL RESEARCH

By:	/s/ Dmitry Tyomkin	By:	/s/ Christopher R. Thomson
Name:	Dmitry Tyomkin	Name:	Christopher R. Thomson
Title:	Chief Executive Officer	Title:	Managing Director
Date:	9/22/11	Date:	23/9/2011

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

EXHIBIT A

Description of Drug Candidates

ANTIMYCON
•	Drug summary: MYC inhibitor.

•
Indications: Drugs for treatment of a broad range of solid tumors (breast, prostate, colon, non-small cell lung carcinoma, etc.) and hematological malignancies (various types of leukemia and lymphoma).

•	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

EXHIBIT B

Projects and Licensed Patents

1.	Projects

Mobilan
Research, development and support of an immunotherapeutic drug candidate based on recombinant adenovirus vector, stimulating immune response in humans as a vaccine-like treatment for cancer or other indications.

Revercom	Research, development, formulation and support of a drug candidate based on proprietary Reversan compound as an adjuvant for chemotherapy.

Antimycon	Research, development, lead optimization, formulation and support of a drug candidate regulating cMyc transcription factor for cancer indications.

Arkil	Research, development, lead optimization, formulation and support of a drug candidate regulating androgen receptor for prostate cancer.

Xenomycin	Research, development, lead optimization, formulation and support of a drug candidates based on proprietary Curaxin family of compounds for anti-infective/anti-biotic/anti-fungal applications.

2.	Licensed Patents

Project	Patent Application Title	Inventors	Country	Application No.	Assignee / Ownership
	Small Molecules Inhibiting Oncoprotein MYC	Andrei Gudkov (RPCI), Catherine Burkhart (CBLI), Mikhail Nikiforov (RPCI), Michelle Haber (CCIA), Murray Norris (CCIA)	US Provisional	61/392,296	RPCI / CCIA / CBLI
ANTIMYCON
	Small Molecules inhibiting Oncoprotein MYC	Andrei Gudkov (RPCI), Catherine Burkhart (CBLI), Mikhail Nikiforov (RPCI), Michelle Haber (CCIA), Murray Norris (CCIA)	US Provisional	61/423,832	RPCI / CCIA / CBLI

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

EXHIBIT C

[***]

Exhibit C pg. 1 of 4

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit C pg. 2 of 4

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit C pg. 3 of 4

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit C pg. 4 of 4

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.